Assumption Agreement

ASSUMPTION AGREEMENT (this “Agreement”), dated as of December 31, 2010, among Vinyl Products, Inc., a Nevada corporation (“VPI”), and Garabed Khatchoyan and Gordon Knott (together, the “VFC Buyers”).

WHEREAS, VPI and Brackin O’Connor LLC (the “Company”) are parties to that certain Equity Exchange Agreement, dated December 31, 2010 (the “Equity Exchange Agreement”); and

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated December 31, 2010, among VPI and the VFC Buyers, the VFC Buyers have agreed to assume certain liabilities of VPI;

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, VPI and the VFC Buyers agree as follows:

1.  The VFC Buyers, jointly and severally, assume and agree to pay, perform and discharge promptly and fully when due any and all of the liabilities of VPI arising from or relating to periods prior to the date hereof, other than liabilities of the Company (the “Assumed Liabilities”). Notwithstanding the foregoing sentence, all filings with the Securities and Exchange Commission after December 31, 2010 (“Post-Closing Filings”), and any audits that may be required in connection with such Post-Closing Filings, shall be the financial responsibility of VPI, and all expenses associated with Post-Closing Filings and any audits related thereto shall be excluded from the definition of Assumed Liabilities.  Post-Closing Filings shall include (i) ongoing periodic reports, proxy statements and current reports in the regular course, and (ii) all filings that may be required in connection with the Equity Exchange Agreement and the related transactions.

2.    The VFC Buyers, jointly and severally, agree to indemnify and hold harmless VPI and its officers, directors, stockholders, employees and agents against any and all losses, liabilities, damages, and expenses whatsoever (which shall include for all purposes, but not be limited to, reasonable counsel fees and any and all expenses whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) as and when incurred arising out of, based upon, or in connection with (i) any breach of any representation, warranty, covenant, or agreement of VPI contained in the Equity Exchange Agreement or (ii) any Assumed Liability.   The indemnification obligations under this Agreement shall terminate as of December 31, 2011, and shall be capped at $75,000 in the aggregate.

3.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflict of laws.  Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby may be brought in Orange County, California and each party covenants and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit, or proceeding, any claim that it or he is not subject personally to the jurisdiction of such court, that its or his property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Vinyl Products, Inc.

By:

Garabed Khatchoyan

Gordon Knott